Exhibit 99.1
Contact:
Flow Investor Relations
Geoffrey Buscher
253-813-3286
investors@flowcorp.com
FLOW APPOINTS ESTERLINE EXECUTIVE TO BOARD OF DIRECTORS
KENT, Wash., March 19, 2008 – Flow International Corporation (Nasdaq: FLOW), the world’s leading developer and manufacturer of industrial waterjet machines used for cutting and cleaning applications around the world, announced that it has appointed Larry A. Kring as an independent member of its Board of Directors. Since February 2005, Mr. Kring has served as Senior Group Vice President for Esterline Technologies (NYSE:ESL), a global manufacturer of Avionics & Controls, Sensors & Systems, and Advanced Materials. With Mr. Kring’s appointment, Flow’s Board of Directors expands to nine members.
“We’re very excited to welcome Larry, who brings enormous depth of experience in global operations to our board,” said Kathy Munro, Flow’s Chairman. “We look forward to gaining from his long experience in global manufacturing, integrating acquisitions, and in growing businesses aggressively at a time when Flow continues to expand and enter new markets across the continents.”
Prior to joining Esterline, Mr. Kring spent 15 years as President and CEO of Heath Tecna Aerospace Company. He also served as an executive of Sargent Industries, and was General Manager of Cochran Western Corporation. He was a director of Everlast Worldwide and has served three terms on the Aerospace Industries Association’s Board of Directors. He holds an MBA from the California State University /Northridge and a bachelor’s degree in aeronautical engineering from Purdue University.
About Flow International
Flow International Corporation is the world’s leading developer and manufacturer of ultrahigh-pressure waterjet cutting technology to industries including automotive, aerospace, job shop, surface preparation, and more. For more information, visit http://www.flowcorp.com.
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